Exhibit 99.1      Pro forma Financial Information

On May 27, 2022, Xcel Brands, Inc. (the “Company”) entered into a membership interest purchase agreement (the “Purchase Agreement) with IM Topco, LLC (“IM Topco”), a Delaware limited liability company, and wholly-owned subsidiary of the Company, IM WHP, LLC (“WHP”) and IM Brands, LLC, a wholly-owned subsidiary of the Company (“IMB”) pursuant to which, on May 31, 2022 (the “Closing Date”), (i) the Company contributed assets owned by IMB, including the “Isaac Mizrahi” trademark and other intellectual property rights relating thereto, among other things, into IM Topco and (ii) the Company sold 70% of the membership interests of IM Topco to WHP. The purchase price paid by WHP to the Company at the closing of the transactions (the “Closing”) in exchange for the 70% membership interest in IM Topco consisted of $46,200,000 in cash. Pursuant to the Purchase Agreement, the Company will also be entitled to receive an “earnout” payment in the amount of $2,000,000 if, during the period from January 1, 2023 through December 31, 2023, (i) IM Topco receives Net Royalty Revenue (as defined in the Purchase Agreement) in an amount equal to or greater than $17,500,000 and (ii) IM Topco generates EBITDA (as defined in the Purchase Agreement) in an amount equal to or greater than $11,800,000 (collectively, the “Earn-Out Event”). Additionally, in the event that IM Topco receives less than $13,347,000 in aggregate royalties for any four consecutive calendar quarters over a three-year period ending on the third anniversary of the Closing, WHP will be entitled to receive from the Company up to $16 million, less all amounts of net cash flow distributed to WHP for such period, as an adjustment to the purchase price, payable in either cash or equity interests in IM Topco held by the Company.

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company after giving effect to the transaction described above.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2022 is presented as if the transaction occurred on March 31, 2022. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2022 is presented as if the transaction had taken place on January 1, 2022. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2021 is presented as if the transaction had taken place on January 1, 2021. These unaudited pro forma condensed consolidated financial statements should not be taken as representative of the future results of operations or financial position of the Company. The fair value of the retained interest is preliminary and subject to change based on final valuation of the retained interest and completion of the evaluation of the accounting for all elements of the transaction.

Pro Forma Financial Statements

•	3/31/2021 Pro Forma Balance Sheet
•	3/31/2022 Pro Forma Statement of Operations
•	12/31/2021 Pro Forma Statement of Operations

Xcel Brands, Inc. and Subsidiaries
Consolidated Pro Forma Balance Sheet
(in thousands, except share and per share data)

			Pro Forma
	March 31, 2022	Adjustments	March 31, 2022
	(Unaudited)		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,063	15,325	$18,388
Accounts receivable, net	8,676		8,676
Inventory	3,941		3,941
Prepaid expenses and other current assets	1,480		1,480
Total current assets	17,160	15,325	32,485
Property and equipment, net	2,293		2,293
Right of use asset - operating leases	6,097		6,097
Trademarks and other intangibles, net	96,775	(44,500)	52,275
Restricted cash	608		608
Retained interest Isaac Mizrahi Brand		16,500	16,500
Deferred tax assets, net	141		141
Other assets	635		635
Total non-current assets	106,549	(28,000)	78,549
Total Assets	$123,709	(12,675)	$111,034

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,251		$7,251
Accrued payroll	1,563		1,563
Deferred revenue	604		604
Current portion of operating lease liability	1,045		1,045
Current portion of long-term debt	2,500	(2,500)	0
Total current liabilities	12,963	(2,500)	10,463
Long-Term Liabilities:
Long term portion of operating lease obligation	6,963		6,963
Long-term debt, less current portion	24,998	(24,998)	-
Contingent liabilities	7,539		7,539
Deferred tax liabilities, net	0		0
Other long-term liabilities	13		13
Total long-term liabilities	39,513	(24,998)	14,515
Total Liabilities	52,476	(27,498)	24,978

Commitments and Contingencies

Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-	-

Common stock, $.001 par value, 50,000,000 shares authorized and 19,571,119 issued and outstanding	20		20

Paid-in capital	103,069		103,069
Retained earnings (accumulated deficit)	(32,266)	14,823	(17,443)
Total Xcel Brands, Inc. Stockholders' Equity	70,823	14,823	85,646
Non-controlling interest	410	0	410
Total Equity	71,233	14,823	86,056

Total Liabilities and Stockholders' Equity	$123,709	(12,675)	$111,034

Xcel Brands, Inc. and Subsidiaries
Consolidated Pro Forma Statements of Operations
(in thousands, except share and per share data)
			Pro Forma
	Three Months Ended		Three Months Ended
	March 31, 2022	Adjustments	March 31, 2022
Revenues	(Unaudited)		(Unaudited)
Net licensing revenue	$5,961	(3,555)	$2,406
Net sales	2,786	-	2,786
Net revenue	8,747	(3,555)	5,192
Cost of goods sold (sales)	1,680		1,680
Gross profit	7,067	(3,555)	3,512

Operating costs and expenses
Salaries, benefits and employment taxes	4,853	(859)	3,994
Other selling, general and administrative expenses	3,392	(412)	2,980
Stock-based compensation	32	-	32
Depreciation and amortization	1,820	-	1,820
Total operating costs and expenses	10,097	(1,271)	8,826

Operating loss	(3,030)	(2,284)	(5,314)

Interest and finance expense
Interest expense - term loan debt	708	(708)	0
Other interest and finance charges (income), net	1	-	1
Total interest and finance expense	709	(708)	1

Loss before income taxes	(3,739)	(1,576)	(5,315)

Income tax benefit	0	(441)	(441)

Net loss	(3,739)	(1,135)	(4,874)
Less: Net loss attributable to non-controlling interest	(252)		(252)
Net loss attributable to Xcel Brands, Inc. stockholders	$(3,487)	(1,135)	$(4,622)

Basic and diluted net loss per share:	$(0.18)	(0.06)	$(0.24)

Basic and Diluted weighted average common shares outstanding	19,571,119	19,571,119	19,571,119

Xcel Brands, Inc. and Subsidiaries
Consolidated Pro Forma Statements of Operations
(in thousands, except share and per share data)
			Pro Forma
	For the Twelve Months Ended		For the Twelve Months Ended
	December 31,	Adjustments	December 31,
	2021	2021	2021
	(Unaudited)		(Unaudited)
Revenues
Net licensing revenue	$21,876	$(14,578)	$7,298
Net sales	16,056		16,056
Net revenue	37,932	(14,578)	23,354
Cost of goods sold (sales)	10,667		10,667
Gross profit	27,265	(14,578)	12,687

Operating costs and expenses
Salaries, benefits and employment taxes	16,535	(3,450)	13,085
Other selling, general and administrative expenses	14,364	(1,302)	13,062
Stock-based compensation	720	0	720
Depreciation and amortization	6,830	0	6,830
Asset impairment charge	1,372	0	1,372
Total operating costs and expenses	39,821	(4,752)	35,069

Other Income
Income from retained interest of the Isaac Mizrahi brand		44	44

Operating loss income	(12,556)	(9,782)	(22,338)

Interest and finance expense
Interest expense - term loan debt	1,916	(1,916)	0
Other interest and finance charges (income), net	147	(135)	12
Loss on extinguishment of debt	1,516		1,516
Total interest and finance expense	3,579	(2,051)	1,528

Loss before income taxes	(16,135)	(7,731)	(23,866)

Income tax benefit	(3,106)	(2,165)	(5,271)

Net loss	(13,029)	(5,566)	(18,595)
Less: Net loss attributable to non-controlling interest	(845)		(845)
Net loss attributable to Xcel Brands, Inc. stockholders	$(12,184)	$(5,566)	$(17,750)

Basic and diluted net loss per share:	(0.63)	(0.29)	(0.91)

Basic and diluted weighted average common shares outstanding	19,455,987	19,455,987	19,455,987

Notes to the Unaudited Condensed Consolidated Financial Statements

Pro Forma Balance Sheet, as at March 31, 2022

Total pro forma assets decreased by $12.7 million which is attributable to the decrease in intangible assets of $44.5 million, the carrying value of the Isaac Mizrahi trademarks. This was partially offset by an increase the retained interest in the Isaac Mizrahi brands of $16.5 million and an increase in pro forma cash of $15.3 million. The increase in the retained interest of the Isaac Mizrahi brand is based on the estimated fair value of the Company’s ownership and rights under the operating agreement. The increase in pro forma cash of $15.3 million is attributable to $46.2 million of proceeds from the sale of the Isaac Mizrahi brand, less $30.1 of payments made to satisfy the company’s debt, including early termination fees, interest and expense, and direct deal costs of $0.8 million.

Pro forma total liabilities decreased by $27.5 million attributable to satisfying the company’s term debt. Pro forma equity increased by $14.8 million attributable to a gain on the sale of the Isaac Mizrahi brand and partially offset by fees associated with paying off the Company’s term debt.

Pro Forma Statement of Operations, for the Three Months ended March 31, 2022

Pro forma net loss increased by $1.1 million for the three months ended March 31, 2022. The additional loss was attributable to eliminating the net revenues and expenses associated with the Isaac Mizrahi brand of approximately of $2.2 million. This was partially offset by interest and financing savings of $0.7 million and a tax benefit of $0.4 million. Interest and financing charges were adjusted on a pro forma basis with the Company being debt free. The income tax benefit was based on the pro forma loss before income taxes multiplied by the incremental marginal tax rate.

Pro Forma Statement of Operations, for the Year ended December 31, 2021

Pro forma net loss increased by $5.6 million for the year ended December 31, 2021. The additional loss was attributable to eliminating the net revenues and expenses associated with the Isaac Mizrahi brand of approximately of $9.8 million. This was partially offset by interest and financing savings of $2.0 million and a tax benefit of $2.2 million. Interest and financing charges were adjusted on a pro forma basis with the Company being debt free. The income tax benefit was based on the pro forma loss before income taxes multiplied by the incremental marginal tax rate.